Exhibit 11 Statement RE Computation of Per Share Earnings


                                  Three months ended        Nine months ended
                                    September 30,             September 30,
Basic                             1998          1997         1998       1997
-----                            --------    --------       -------    ------

Net earnings from continuing
  operation                  $    12,523   $   6,741   $   26,040  $   12,347
Adjustment for dividends on
  convertible preferred
   shares                           (243)       (437)        (770)     (1,352)
                                ---------   --------     ---------     -------
Net earnings from continuing
  operations applicable to
   common stockholders            12,280       6,304       25,270      10,995

Extraordinary item                (3,326)       -          (3,326)        -
                                ---------    --------    ---------    -------
Net income                  $      8,954   $   6,304    $  21,944   $  10,995
Weighted average common
  shares outstanding          14,667,471  14,915,848   14,715,601  15,492,737

Net earnings per share from
  continuing operations     $       0.84   $    0.42    $    1.72   $    0.71
Extraordinary item                 (0.23)        -          (0.23)        -
                               ----------   ---------   ----------   --------
Net earnings per share      $       0.61   $    0.42    $    1.49   $    0.71
                               ==========   =========   ==========   ========

Diluted:

Net earnings from
  continuing operations     $     12,523   $   6,741    $  26,040   $  12,347

Adjustment for incremental
  expense from conversion
   of convertible preferred
    shares                         -            (247)           -         -
Adjustment for dividends
  on convertible preferred
   shares                          -              -             -      (1,352)
                             ----------    ----------     --------   --------

Net earnings from continuing
  operations applicable to
   common stockholders            12,523       6,494        26,040     10,995
Extraordinary item                (3,326)        -          (3,326)       -
                              ----------  ----------   -----------   --------
Net income                   $     9,197 $     6,494    $   22,714  $  10,995
                              ==========  ==========   ===========   ========
Weighted average common
  shares outstanding          14,667,471  14,915,848    14,715,601 15,492,737
Common stock equivalents:(1)
  Stock options                  310,813      99,556       320,880     16,452
  Compensation unit plan          91,278      87,308        98,074     98,676
  Convertible preferred
   stock                         451,868     804,334       474,916        -
                              ----------  ----------    ---------- ----------
   Total                      15,521,430  15,907,046    15,609,471 15,607,865
                              ==========  ==========    ========== ==========
Net earnings per share
  from continuing
   operations                $     0.81   $     0.41    $     1.67  $    0.70
Extraordinary item                (0.22)          -          (0.21)       -
                             ----------   ----------    ----------  ---------
Net earnings per share       $     0.59   $     0.41    $     1.46  $    0.70
                             ==========   ==========    ==========  =========

(1) For the nine months ended September 30, 1997, conversion of preferred shares is not assumed due to an antidilutive effect.